Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 20, 2007, accompanying the financial statements and supplemental schedule in the Annual Report of Capital Bank 401(k) Retirement Plan on Form 11-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Capital Bank Corporation on Form S-8 (File No. 333-76919, effective April 23, 1999, as amended January 28, 2003, File No. 333-42628, effective July 31, 2000, File No. 333-82602, effective February 12, 2002, File No. 333-102774, effective January 28, 2003 and File No. 333-125195, effective May 24, 2005).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
June 20, 2007